INTERNATIONAL PLACE
6400 POPLAR AVENUE
MEMPHIS, TN 38197

Exhibit 99.1

News Release

International Paper Reports First-Quarter Earnings

MEMPHIS, Tenn. – April 29, 2010 – International Paper (NYSE: IP) today reported a preliminary first-quarter 2010 net loss attributable to common shareholders totaling $162 million ($0.38 per share) compared with a loss of $101 million ($0.24 per share) in the fourth quarter of 2009 and net earnings of $257 million ($0.61 per share) in the first quarter of 2009. Amounts in all periods include special items.

Diluted Earnings Per Share Attributable to International Paper Shareholders

	First Quarter 2010	Fourth Quarter 2009	First Quarter 2009
Net Earnings (Loss)	($0.38)	($0.24)	$0.61
Add Back – Net Special Items Expense (Income)	0.42	0.48	(0.53)

Earnings Before Special Items	$0.04	$0.24	$0.08

Earnings before special items in the 2010 first quarter totaled $16 million ($0.04 per share), compared with $101 million ($0.24 per share) in the fourth quarter of 2009 and $34 million ($0.08 per share) in the first quarter of 2009.

Quarterly net sales were $5.8 billion compared with $6.0 billion in the fourth quarter of 2009 and $5.7 billion reported in the first quarter of 2009.

Operating profits in the first quarter were $20 million, up from an operating loss of $147 million in the fourth quarter of 2009. Both amounts reflect the inclusion of special items.

“We started the quarter with an extreme run up in fiber costs in North America but ended with costs peaking in March and now moderating,” said John Faraci, chairman and chief executive officer. “The strong results of our European businesses helped offset higher input costs in North America. Importantly, we exited the quarter in North America seeing improved cost and fiber availability, stronger operations, improving demand and the further realization of our previously announced price increases – setting us up for a significantly better second quarter.”

SEGMENT INFORMATION

To measure the performance of the company’s business segments from quarter to quarter without variations caused by special items, management focuses on business segment operating profits excluding those items. First quarter 2010 segment operating profits and business trends compared with the prior quarter are as follows:

Industrial Packaging operating profits (excluding special items) decreased to $46 million as compared with $84 million in the fourth quarter of 2009. This decrease was due primarily to higher input costs and more annual maintenance outages. Results were positively impacted by lower operating costs and improved pricing late in the quarter. Operating profits after special items were $41 million in the first quarter of 2010 compared with a loss of $391 million in the fourth quarter of 2009.

Printing Papers had an operating profit (excluding special items) of $126 million as compared with $139 million in the fourth quarter of 2009. This decrease was due to higher input costs, and lower volumes particularly in Brazil and Europe. Results were positively impacted by cost reductions, improved mix, stronger pulp pricing and improved paper pricing late in the quarter. Operating profits after special items were a loss of $78 million in the first quarter of 2010 compared with profits of $137 million in the fourth quarter of 2009.

Consumer Packaging had an operating profit (excluding special items) of $31 million compared with an operating profit of $49 million in the fourth quarter of 2009. While results were positively impacted by lower mill outage costs, they were negatively offset by significantly higher input costs and unfavorable operations. Operating profits after special items were $28 million in the first quarter of 2010 compared with $63 million in the fourth quarter of 2009.

The company’s distribution business, xpedx, reported operating profits (excluding special items) of $21 million, lower than the $31 million posted in the fourth quarter of 2009. The 2009 fourth quarter earnings included a $17 million favorable inventory valuation adjustment. Although the early part of the year experienced seasonally lower sales volume, savings from reduced headcount and decreased costs positively impacted the quarter. Operating profits after special items were $21 million in the first quarter of 2010 compared with $26 million in the fourth quarter of 2009.

Forest Products operating profits totaled $8 million, down from $18 million in the prior quarter due to fewer land sales. The company has approximately 200,000 acres of land remaining for sale, primarily composed of smaller retail and larger transitional tracts. There were no special items recorded in either quarter.

Net corporate expenses totaled $51 million for the 2010 first quarter compared with $40 million in the 2009 fourth quarter and $51 million in the first quarter of 2009. Pension expense is slightly higher in 2010 compared with 2009.

EFFECTIVE TAX RATE

The effective tax rate before special items for the first quarter of 2010 was 32 percent, compared with 22 percent in the fourth quarter of 2009. The tax rate in the fourth quarter of 2009 is lower because of the inclusion of non-U.S. tax incentives and adjustments of tax estimates upon the filing of the company’s 2008 non-U.S. income tax returns.

EFFECTS OF SPECIAL ITEMS

Special items in the first quarter of 2010 included a pre-tax charge of $215 million ($132 million after taxes) for restructuring and other charges and a $46 million after-tax expense to reduce deferred tax assets related to incentive compensation ($14 million) and post-retirement prescription drug coverage (Medicare Part D reimbursements) ($32 million). Restructuring and other charges included a $204 million pre-tax charge ($124 million after taxes) associated with the closure of the Franklin mill (including $190 million of accelerated depreciation), a $4 million pre-tax charge ($2 million after taxes) for early debt extinguishment costs, a $3 million pre-tax charge ($2 million after taxes) associated with the reorganization of the Company’s Shorewood operations, and charges of $4 million (before and after taxes) for other items.

Special items in the fourth quarter of 2009 included a $516 million pre-tax credit ($469 million after taxes) for alternative fuel mixture credits earned under 2007 legislation enacted to provide a tax credit for companies that use alternative fuel mixtures to produce renewable energy to operate their businesses, a $15 million pre-tax charge ($10 million after taxes) for costs associated with the Industrial Packaging business integration, a pre-tax charge of $1.0 billion ($638 million after taxes) for restructuring and other charges, and an $11 million pre-tax charge ($8 million after taxes) for net losses on sales and impairments of businesses. Restructuring and other charges included a pre-tax charge of $861 million ($525 million after taxes) for shutdown costs for the closures of the Albany, Franklin and Pineville mills announced in the fourth quarter of 2009; a pre-tax charge of $82 million ($50 million after taxes) for the shutdown of a paper machine at the Valliant mill; a pre-tax charge of $58 million ($35 million after taxes) for early debt extinguishment costs; a pre-tax charge of $23 million ($15 million after taxes) for severance and benefit costs associated with the company’s 2008 overhead reduction program; a $9 million charge, before and after taxes, for severance and other costs associated with the planned closure of the Etienne mill in France; and pre-tax charges of $7 million ($4 million after taxes) for costs associated with the reorganizations of the company’s Shorewood and xpedx operations. Additionally, a $15 million income tax expense was recorded to write off a deferred tax asset for a recycling credit in the state of Louisiana. The net after-tax effect of these special items is a loss of $202 million, or $0.48 per share.

Special items in the first quarter of 2009 included a credit of $540 million before taxes ($330 million after taxes) for alternative fuel mixture credits earned under 2007 legislation enacted to provide a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses, a pre-tax charge of $36 million ($22 million after taxes) for costs related to the industrial packaging business integration, a pre-tax charge of $83 million ($65 million after taxes) for restructuring and other charges, and a $20 million after-tax charge for certain income tax adjustments. Restructuring and other charges included a $52 million pre-tax charge ($32 million after taxes) for severance and benefits associated with the company’s 2008 overhead reduction program, a pre-tax charge of $23 million ($28 million after taxes) for closure costs for the Inverurie mill in Scotland, a $6 million pre-tax charge ($4 million after taxes) for facility closure costs in Franklin, Va., and a $2 million pre-tax charge ($1 million after taxes) for costs associated with the reorganization of the company’s Shorewood operations.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. EDT / 9 a.m. CDT today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper First Quarter Earnings Call. The conference ID number is 65909520. Participants should call in no later than 9:45 a.m. EDT (8:45 a.m. CDT). An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “65909520.”

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs about 56,000 people in more than 20 countries and serves customers worldwide. 2009 net sales were more than $23 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for its products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Patricia L. Neuhoff, 901-419-4052

Investors: Thomas A. Cleves, 901-419-7566; and Emily Nix, 901-419-4987

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31, 2009
	2010		2009
Net Sales	$5,807		$5,668		$5,977

Costs and Expenses
Cost of products sold	4,464		3,731	(c)	3,950	(f)
Selling and administrative expenses	421		500	(d)	496	(g)
Depreciation, amortization and cost of timber harvested	371		343		384
Distribution expenses	317		279		318
Taxes other than payroll and income taxes	45		50		43
Restructuring and other charges	215	(a)	83	(e)	1,040	(h)
Net losses on sales and impairments of businesses	—		—		11	(i)
Interest expense, net	149		164		163

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	(175)		518	(c-e)	(428)	(f-i)
Income tax provision (benefit)	(24)	(b)	230		(321)	(j)
Equity earnings (losses), net of taxes	(2)		(27)		10

Net Earnings (Loss)	$(153)	(a,b)	$261	(c-e)	$(97)	(f-j)
Less: Net earnings attributable to noncontrolling interests	9		4		4

Net Earnings (Loss) Attributable to International Paper Company	$(162)	(a,b)	$257		$(101)	(f-j)

Basic Earnings (Loss) Per Common Share Attributable to International Paper Common Shareholders	$(0.38)	(a,b)	$0.61	(c-e)	$(0.24)	(f-j)

Diluted Earnings (Loss) Per Common Share Attributable to International Paper Common Shareholders	$(0.38)	(a,b)	$0.61	(c-e)	$(0.24)	(f-j)

Average Shares of Common Stock Outstanding - Diluted	428.8		423.1		426.7

Cash Dividends Per Common Share	$0.025		$0.25		$0.025

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $204 million ($124 million after taxes) for shutdown costs for the Franklin mill including $190 million of accelerated depreciation, a pre-tax charge of $4 million ($2 million after taxes) for early debt extinguishment costs, a pre-tax charge of $3 million ($2 million after taxes) for costs associated with the reorganization of the Company's Shorewood operations and charges of $4 million (before and after taxes) for other items.

(b)	Includes a $14 million tax expense and a $32 million tax expense for incentive compensation and Medicare Part D deferred tax write-offs, respectively.

(c)	Includes a pre-tax gain of $540 million ($330 million after taxes) related to alternative fuel mixture credits.

(d)	Includes a pre-tax charge of $36 million ($22 million after taxes) for integration costs associated with the Containerboard, Packaging and Recycling business (CBPR) acquired from Weyerhaeuser Company in August 2008.

(e)	Includes a pre-tax charge of $52 million ($32 million after taxes) for severance and benefit costs associated with the Company's 2008 overhead cost reduction initiative, a pre-tax charge of $23 million ($28 million after taxes) for closure costs associated with the Inverurie, Scotland mill, a pre-tax charge of $6 million ($4 million after taxes) for shutdown costs associated with the Franklin lumber mill, sheet converting plant and converting innovations center, and a pre-tax charge of $2 million ($1 million after taxes) for shutdown costs associated with the reorganization of the Company's Shorewood operations.

(f)	Includes a pre-tax gain of $516 million ($469 million after taxes) related to alternative fuel mixture credits.

(g)	Includes a pre-tax charge of $15 million ($10 million after taxes) for integration costs associated with the acquisition of the CBPR business.

(h)	Includes pre-tax charges of $469 million ($286 million after taxes), $290 million ($177 million after taxes), and $102 million ($62 million after taxes) for shutdown costs for the Albany, Franklin, and Pineville mills, respectively, a pre-tax charge of $82 million ($50 million after taxes) for costs related to the shutdown of a paper machine at the Valliant mill, a pre-tax charge of $23 million ($15 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $58 million ($35 million after taxes) for early debt extinguishment costs, a charge of $9 million (before and after taxes) for severance and other costs associated with the planned closure of the Etienne mill in France, and pre-tax charges of $5 million ($3 million after taxes) and $2 million ($1 million after taxes) for costs associated with the reorganization of the Company’s xpedx and Shorewood operations, respectively.

(i)	Includes a pre-tax charge of $8 million (before and after taxes) related to the Company’s Etienne mill in France which was closed at the end of November 2009.

(j)	Includes a $15 million write-off of a deferred tax asset for a recycling tax credit in the state of Louisiana.

International Paper Company

Reconciliation of Earnings Before Special Items to Net Earnings

Attributable to International Paper Company

(In millions except for per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31, 2009
	2010	2009
Earnings Before Special Items	$16	$34	$101

Restructuring and other charges	(132)	(65)	(638)
CBPR business integration costs	—	(22)	(10)
Alternative fuel mixture credits	—	330	469
Net losses on sales and impairments of businesses	—	—	(8)
Income tax adjustments	(46)	(20)	(15)

Net Earnings (Loss) as Reported	$(162)	$257	$(101)

	Three Months Ended March 31,		Three Months Ended December 31, 2009
Diluted Earnings per Common Share	2010	2009

Earnings Per Share Before Special Items	$0.04	$0.08	$0.24

Restructuring and other charges	(0.31)	(0.15)	(1.52)
CBPR business integration costs	—	(0.05)	(0.02)
Alternative fuel mixture credits	—	0.78	1.11
Net losses on sales and impairments of businesses	—	—	(0.02)
Income tax adjustments	(0.11)	(0.05)	(0.03)

Diluted Earnings (Loss) per Common Share as Reported	$(0.38)	$0.61	$(0.24)

Notes:

(1) The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(2) Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation when they are dilutive.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2009
	2010	2009
Industrial Packaging	$2,220	$2,180	$2,210
Printing Papers	1,405	1,325	1,525
Consumer Packaging	805	715	785
Distribution	1,580	1,590	1,675
Forest Products	10	5	25
Corporate and Inter-segment Sales	(213)	(147)	(243)

Net Sales	$5,807	$5,668	$5,977

Operating Profit by Industry Segment

	Three Months Ended March 31,				Three Months Ended December 31, 2009
	2010		2009
Industrial Packaging	$41	(2)	$360	(5,6)	$(391	)(5,6,8)
Printing Papers	(78	)(3)	312	(5,7)	137	(3,5)
Consumer Packaging	28	(4)	112	(4,5)	63	(4,5)
Distribution	21		(7)		26	(9)
Forest Products	8		2		18

Operating Profit (Loss) (1)	20		779		(147)

Interest expense, net	(149)		(164)		(163)
Noncontrolling interest/equity earnings adjustment (10)	8		6		4
Corporate items, net	(51)		(51)		(40)
Restructuring and other charges	(3)		(52)		(81)
Net loss on sales and impairments of businesses	—		—		(1)

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$(175)		$518		$(428)

Equity Earnings (Loss) in Ilim Holdings S.A., Net of Taxes (1)	$(3)		$(26)		$6

(1)	In addition to the operating profits shown above, International Paper recorded equity losses, net of taxes, of $3 million and $26 million for the three months ended March 31, 2010 and March 31, 2009, respectively; and equity earnings, net of taxes, of $6 million for the three months ended December 31, 2009 related to its equity investment in Ilim Holdings S.A., a separate reportable industry segment.
(2)	Includes charges of $3 million for costs related to the shutdowns of U.S. mills in the fourth quarter of 2009 and $2 million for additional closure costs for the Etienne mill in France for the three months ended March 31, 2010.
(3)	Includes charges of $204 million and $223 million for the three months ended March 31, 2010 and December 31, 2009, respectively, for shutdown costs for the Franklin mill.
(4)	Includes a charge of $67 million for the three months ended December 31, 2009, related to the closure of the Franklin paper mill, and charges of $3 million, $2 million, and $2 million for the three months ended March 31, 2010, March 31, 2009, and December 31, 2009, respectively, related to the reorganization of the Company’s Shorewood operations.
(5)	Includes gains of $208 million and $212 million in the Industrial Packaging segment, $240 million and $221 million in the Printing Papers segment, and $92 million and $83 million in the Consumer Packaging segment relating to alternative fuel mixture credits for the three months ended March 31, 2009 and December 31, 2009, respectively.
(6)	Includes charges of $36 million and $15 million for the three months ended March 31, 2009 and December 31, 2009, respectively, for CBPR integration costs.
(7)	Includes charges of $23 million and $6 million for the three months ended March 31, 2009 for the closure of the Inverurie, Scotland mill and the shutdown of the Franklin lumber mill, sheet converting plant and converting innovations center, respectively.
(8)	Includes charges of $469 million, $102 million and $82 million for the three months ended December 31, 2009 for shutdown costs for the Albany mill, Pineville mill and a paper machine at the Valliant mill, respectively, charges of $17 million related to the closure of the Etienne mill in France, and $2 million for the impairment of an investment in Asia.
(9)	Includes a charge of $5 million related to the reorganizaton of the Company’s xpedx operations.
(10)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper Company

Reconciliation of Segment Earnings to Segment Earnings Before Special Items

(In millions)

	Three Months Ended March 31, 2010
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Forest Products	Total
Segment Earnings as Reported	$41	$(78)	$28	$21	$8	$20
Restructuring and other charges	5	204	3	—	—	212

Segment Earnings Before Special Items	$46	$126	$31	$21	$8	$232

	Three Months Ended December 31, 2009
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Forest Products	Total
Segment Earnings as Reported	$(391)	$137	$63	$26	$18	$(147)
Restructuring and other charges	662	223	69	5		959
CBPR business integration costs	15					15
Alternative fuel mixture credits	(212)	(221)	(83)			(516)
Net losses on sales and impairments of businesses	10					10

Segment Earnings Before Special Items	$84	$139	$49	$31	$18	$321

International Paper

Sales Volume by Product (1)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31, 2009
	2010	2009
Industrial Packaging (In thousands of short tons)
Corrugated Packaging	1,809	1,776	1,782
Containerboard	631	471	677
Recycling	580	595	521
Saturated Kraft	41	21	43
Bleached Kraft	22	13	20
European Industrial Packaging	258	270	256
Asian Industrial Packaging	140	88	187

Industrial Packaging	3,481	3,234	3,486

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	700	693	734
European & Russian Uncoated Papers	308	370	330
Brazilian Uncoated Papers	248	180	311
Asian Uncoated Papers	32	3	41

Uncoated Papers	1,288	1,246	1,416

Market Pulp (2)	351	317	410

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	339	290	310
European Coated Paperboard	90	87	89
Asian Coated Paperboard	221	189	231
Other Consumer Packaging	40	46	39

Consumer Packaging	690	612	669

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Includes internal sales to mills.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	March 31, 2010	December 31, 2009
Assets

Current Assets
Cash and Temporary Investments	$1,749	$1,892
Accounts and Notes Receivable, Net	2,867	2,695
Inventories	2,145	2,179
Deferred Income Tax Assets	334	368
Other	454	417

Total Current Assets	7,549	7,551

Plants, Properties and Equipment, Net	12,235	12,688
Forestlands	737	757
Investments	1,077	1,077
Goodwill	2,267	2,290
Deferred Charges and Other Assets	1,277	1,185

Total Assets	$25,142	$25,548

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$358	$304
Accounts Payable and Accrued Liabilities	3,725	3,708

Total Current Liabilities	4,083	4,012

Long-Term Debt	8,597	8,729
Deferred Income Taxes	2,392	2,425
Pension Benefit Obligation	2,766	2,765
Postretirement and Postemployment Benefit Obligation	524	538
Other Liabilities	728	824

Equity
Invested Capital	4,045	4,074
Retained Earnings	1,774	1,949

Total Shareholders’ Equity	5,819	6,023

Non-controlling interests	233	232

Total Equity	6,052	6,255

Total Liabilities and Equity	$25,142	$25,548

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Three Months Ended March 31,
	2010	2009
Operating Activities
Net earnings (loss)	$(153)	$261
Depreciation, amortization and cost of timber harvested	371	343
Deferred income tax expense (benefit), net	76	70
Restructuring and other charges	215	83
Payments related to restructuring and legal reserves	(2)	(15)
Equity loss (earnings), net	2	27
Periodic pension expense, net	59	61
Alternative fuel mixture credits receivable	—	(395)
Other, net	(104)	60
Changes in current assets and liabilities
Accounts and notes receivable	(206)	212
Inventories	(51)	146
Accounts payable and accrued liabilities	(14)	(53)
Interest payable	42	18
Other	(76)	(24)

Cash Provided by Operations	159	794

Investment Activities
Invested in capital projects	(120)	(128)
Acquisitions, net of cash received	—	(8)
Other	(31)	(57)

Cash Used for Investment Activities	(151)	(193)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(26)	(10)
Issuance of common stock	—	—
Issuance of debt	38	486
Reduction of debt	(120)	(1,036)
Change in book overdrafts	(27)	(80)
Dividends paid	(11)	(108)
Other	(3)	(11)

Cash Used for Financing Activities	(149)	(759)

Effect of Exchange Rate Changes on Cash	(2)	(31)

Change in Cash and Temporary Investments	(143)	(189)

Cash and Temporary Investments
Beginning of the period	1,892	1,144

End of the period	$1,749	$955